As filed with the Securities and Exchange Commission on July 31, 2008

Registration Statement No. 333-51557

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANSOFT CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	72-1001901
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, Pennsylvania 15317

(724) 746-3304

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James E. Cashman III

President and Chief Executive Officer

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, Pennsylvania 15317

(724) 746-3304

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John R. LeClaire, Esq.

Joseph L. Johnson III, Esq.

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA

(617) 570-1000

Approximate date of commencement of proposed sale to the public:  Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-51557) (the “Registration Statement’) of Ansoft Corporation (the “Company”).

On July 31, 2008 (the “Merger Date”), pursuant to the terms of an Agreement and Plan of Merger, dated as of March 31, 2008 (the “Merger Agreement”), by and among the Company, ANSYS, Inc. (“ANSYS”), Evgeni, Inc., a wholly-owned subsidiary of ANSYS (“Merger Sub”), and Ansoft LLC, a wholly-owned subsidiary of ANSYS and formerly known as Sidney LLC (“Merger LLC”), Merger Sub was merged with and into the Company, with the Company as the surviving entity (the “Merger”). Immediately following the Merger, the Company was merged with and into Merger LLC, with Merger LLC as the surviving entity (together with the Merger, the “Mergers”). Pursuant to the terms of the Merger Agreement, each issued and outstanding share of the Company’s common stock was converted into the right to receive (i) cash, without interest, in an amount equal to $16.25 per share, and (ii) 0.431882 of a share of ANSYS common stock. As a result of the Mergers, there is no longer any common stock of the Company outstanding.

In connection with the Mergers, the Company has terminated all offerings of Company securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canonsburg, Commonwealth of Pennsylvania, on this 31st day of July, 2008.

ANSOFT LLC
(as successor by merger to Ansoft Corporation)

By:	/s/ James E. Cashman III
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ James E. Cashman III James E. Cashman III	President (Principal Executive Officer)	July 31, 2008

/s/ Maria T. Shields Maria T. Shields	Treasurer (Principal Financial Officer)	July 31, 2008

/s/ Sheila S. DiNardo Sheila S. DiNardo	Secretary	July 31, 2008